UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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CINGULATE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 23, 2024, Cingulate Inc. issued the following press release:

CINGULATE ANNOUNCES ADJOURNMENT OF SPECIAL MEETING

KANSAS CITY, KAN., August 23, 2024 (GLOBE NEWSWIRE) – Cingulate Inc. (NASDAQ:CING), (“Cingulate” or the “Company”), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced that it has adjourned its Special Meeting of Stockholders (the “Special Meeting”) in order to provide stockholders additional time within which to vote on all proposals.

At this time, there are not present, by remote communication or by proxy, a sufficient number of shares of the Company’s common stock to constitute a quorum. The Company’s Board of Directors continues to believe that that all of the proposals contained in the proxy statement are advisable and in the best interests of the Company’s stockholders to consider and act upon. Therefore, the Company adjourned the Special Meeting.

The adjourned meeting will be held at 11:00 a.m. Central Time on August 28, 2024 at the following url: www.meetnow.global/MCZZ4DG. The record date for the Special Meeting is June 28, 2024.

Special Meeting of Stockholders of Cingulate Inc.

The adjourned meeting will be held at 11:00 a.m. Central Time on August 28, 2024 at the following url: www.meetnow.global/MCZZ4DG. The Board of Directors unanimously recommends that stockholders vote FOR all proposals on the agenda.

Stockholders may cast their vote live by calling toll free at 1-800-652-8683 or online by going to www.envisionreports.com/CING-SP.

About Cingulate®

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of attention deficit/hyperactivity disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders.

Cingulate is headquartered in Kansas City.

Investor Relations

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

TDalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200